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                                                                       Exhibit 5

                      [Letterhead of Faegre & Benson LLP]

                                 July 23, 1997


ReliaStar Financial Corp.
20 Washington Avenue South
Minneapolis, Minnesota 55401

Ladies and Gentlemen:

          In connection with the Registration Statement on Form S-8 (the "Registration Statement") relating to the offering of up to 310,823 shares of Common Stock, par value $.01 per share, of ReliaStar Financial Corp. (the "Company"), pursuant to the Security-Connecticut 1993 Stock Incentive Plan, as amended, (the "Plan") and the Agreement and Plan of Merger dated February 23, 1997 between the Company and Security-Connecticut Corporation (the "Merger Agreement"), we have examined such corporate records and other documents, including the Plan and the Merger Agreement, and have reviewed such matters of law, as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Common Stock by the Company, and that, when issued and sold as contemplated in the Plan and the Merger Agreement, such shares will be legally issued, fully paid and non-assessable under the current laws of the State of Delaware.

          We consent to the filing of this opinion as an exhibit to the Registration Statement.

                             Very truly yours,


                             /s/ Faegre & Benson LLP

                             FAEGRE & BENSON LLP